UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 7, 2013

MASTECH HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction

of Incorporation)

001-34099	26-2753540
(Commission File Number)	(IRS Employer Identification No.)

1000 Commerce Drive, Suite 500, Pittsburgh, PA	15275
(Address of Principal Executive Offices)	(Zip Code)

(412) 787-2100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2013, Mastech Holdings, Inc. (the “Company”) appointed Scott A. Aicher, age 41, to the position of Chief Operating Officer of Mastech, Inc., the Company’s Information Technology Staffing Segment. Prior to joining the Company, Mr. Aicher severed as Senior Vice President of Talascent from March 2012 to November 2012. From August 2008 to January 2011, Mr. Aicher served as Senior Vice President of Hudson Highland and was a Director of Volt Information Services from February 2006 to August 2008. Mr. Aicher has a degree in Business from Henry Ford College.

On January 7, 2013, the Company entered into an employment agreement (the “Agreement”) with Mr. Aicher. The Agreement provides for a term that shall continue from year to year or until such employment is terminated in accordance with the Termination and Change of Control provisions set forth in the Agreement.

The Agreement provides that Mr. Aicher will receive a base salary of $240,000. Mr. Aicher shall also be entitled to an annual bonus of up to $180,000 based upon achieving certain annual goals and objectives.

In addition, on January 7, 2013, Mr. Aicher was granted 50,000 performance shares which vest upon the achievement of certain operating profit targets. Mr. Aicher is also eligible for standard company benefits in the same manner as other executives of the Company.

Under the Agreement, either party may terminate Mr. Aicher’s employment with or without cause under certain conditions. In the event that Mr. Aicher is terminated with “cause”, the Company may immediately cease payment of any further wages, benefits or other compensation hereunder other than salary and benefits earned through the date of termination. Mr. Aicher shall also have continuing obligations under the Agreement including, but not limited to agreements not to compete and non-disclosure of confidential information of the Company, in the event that Executive is terminated with “cause”.

In the event that Mr. Aicher is terminated without “cause”, he shall be entitled to severance pay and continued coverage under the employee benefits and group health plans (medical, dental and vision) for a specified severance period. These payments shall be equal to Mr. Aicher’s last monthly base salary, less appropriate deductions, payable following his termination of employment in accordance with the Company’s regular payroll practices. This severance period shall be three months, if the termination occurs prior to the six-month anniversary of Mr. Aicher’s hire date with the Company. The severance period shall last twelve months, if termination occurs on or after the six-month anniversary of his hire date with the Company.

Upon termination without “cause”, Mr. Aicher shall also be granted continued vesting in unvested equity grants outstanding as of such termination date and granted under the Company’s Stock Incentive Plan. The exercise period for a vested Option, will be extended for a period equal to the severance period, but not later than the earlier of either the original expiration date of such Option, or ten years from the date of grant. These severance benefits shall be contingent upon Mr. Aicher signing a release of all claims against the Company.

In the event of a Change of Control of the Company, Mr. Aicher’s unvested equity grants as of the date in which the Change of Control occurs, will immediately and fully vest.

Mr. Aicher is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTECH HOLDINGS, INC.

By:	/s/ John J. Cronin
Name:	John J. Cronin
Title:	Chief Financial Officer

January 10, 2013